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                                                                 EXHIBIT 23.1





                          Independent Accountants' Consent




The Board of Directors
Dataram Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Dataram Corporation of our reports dated May 20, 1999, relating to the consolidated balance sheets of Dataram Corporation and subsidiary as of April 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1999, and all related schedules, which reports appear in the April 30, 1999 Annual Report on Form 10-K of Dataram Corporation.




                                           KPMG LLP




Princeton, New Jersey
May 22, 2000